Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES INC. ANNOUNCES
APPOINTMENT OF DR. LAWRENCE S. OLANOFF
AS PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK - September 7, 2006. Forest Laboratories, Inc. (NYSE: FRX) today announced that its Board of Directors has appointed Lawrence S. Olanoff, M.D., Ph.D. as its President and Chief Operating Officer and as a Director of the Company effective October 30, 2006. Dr. Olanoff will succeed Kenneth E. Goodman, who has announced his retirement after more than 26 years with Forest but who will remain a member of the Company’s Board of Directors. Dr. Olanoff, who served as Forest’s Executive Vice President and Chief Scientific Officer for ten years ending July 2005 will be returning to Forest from Celsion Corporation where he served as President and Chief Executive Officer after leaving Forest. Prior to joining Forest in 1995, Dr. Olanoff served as Senior Vice President - Clinical Research and Development at Sandoz Pharmaceutical Corporation and prior thereto served as Corporate Vice President - Clinical Development and Medical Affairs at The Upjohn Company. Dr. Olanoff, 54, holds a Ph.D. in biomedical engineering and an M.D. degree from Case Western Reserve University.

Howard Solomon, Chairman and Chief Executive Officer of Forest, stated: "We are delighted with the return of Larry Olanoff to Forest and his assuming the position of President and Chief Operating Officer. During Larry’s tenure as Chief Scientific Officer at Forest he created and built the Forest Research Institute from a fledgling group to an eight hundred person organization of distinguished scientists, researchers, and support personnel which has produced our successful marketed products, including Celexa®, Lexapro® and Namenda®, as well as our robust development pipeline. Larry has proven his excellent management skills, creativity and extraordinary leadership capabilities and we welcome him back to Forest in his new leadership role.

On the other hand, we understand Ken’s desire to have more time to spend with his family and to use for his not-for-profit activities. Ken has been a fundamental force in Forest’s growth and success for more than 26 years as well as a warm friend and mentor to many at Forest. Although we will miss his day to day guidance and contributions, we are pleased that Ken, who will continue his employment with Forest through the end of the year, will continue to serve on our Board of Directors and to make his wealth of experience and talents available to us in that capacity for many years to come."

Dr. Olanoff noted, "I am pleased to be able to rejoin Forest at this exciting time in the Company’s history and to assume a leadership role to guide Forest into its future. Forest’s product development pipeline has never been more exciting and the quality of its executive leadership and organizational strength presents a solid foundation for future achievements. It is particularly gratifying to take on a new leadership role at Forest where so many of my central career achievements were accomplished."

Ken Goodman commented, "I have spent 26 wonderful years at Forest working side by side with Howard Solomon. Over that time, Forest has grown from virtually a start-up to a successful, mid-size, fully integrated pharmaceutical company. With the recent upholding of our Lexapro patent, the strong performance of our currently marketed products, an exciting pipeline of new product opportunities and a strong experienced senior management team in place in all areas, I felt as though this was the opportune time to retire and pursue personal interests. I know that I will be leaving the Company with an extraordinarily bright future."

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl- D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil- hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the period ended June 30, 2006.

Source: Forest Laboratories, Inc.